Exhibit 10.17

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

NON-EXCLUSIVE LICENSE AGREEMENT

This License (the “Agreement”) is entered into as of August 1, 2019 (the “Effective Date”) by and between Bio-Rad Laboratories, Inc., a Delaware corporation, with a principal business address at 1000 Alfred Nobel Drive, Hercules, CA 94 (“Bio-Rad”) and Biodesix, Inc., a Delaware corporation, with a principal business address at 2970 Wilderness Place, Suite 100 Boulder, CO 80301, USA (“Biodesix”). Bio-Rad and Biodesix are individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Bio-Rad is skilled in the manufacture, marketing and sales of instruments and reagents for performing digital PCR technology;

WHEREAS, Bio-Rad has developed proprietary expertise, know-how, materials, and technology related to certain reagents for performing digital PCR (“dPCR”) technology;

WHEREAS, Biodesix is skilled and experienced in the provision of cancer detection testing services;

WHEREAS, Biodesix wishes to obtain a license from Bio-Rad to purchase from Bio-Rad certain dPCR reagents for use by Biodesix in performance of dPCR assay services; and

WHEREAS, Bio-Rad desires to provide Biodesix’s requirements for such reagents and license their use to Biodesix for use in performing dPCR using a Bio-Rad Droplet Digital PCR System and consumables, the reagents, instruments and other consumables to be supplied by Bio-Rad to Biodesix pursuant to that certain Supply Agreement (“Supply Agreement”) having the same effective date as this Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following respective meanings:

1.1.

“Affiliate” means, with respect to a Party to this Agreement, any corporation or other legal entity that controls, is controlled by, or is under common control with such Party. For purposes of this definition, “control” means:

a.	the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities of a corporation or entity; or

b.	the right to receive fifty percent (50%) or more of the profits or earnings of an entity; or

c.	the right to vote for or appoint a majority of the board of directors or other governing body of such entity; or

d.	the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity.

1.2.

“Confidential Information” of a Party means any commercial or technical data, documents, materials, procedures, and similar information of such Party that is not generally known to the public, including, without limitation, all technology, inventions, records, processes, know-how, non-published patent applications, trade secrets, business plans, research strategies, financial reports, drawings, specifications, equipment and samples, whether in oral or tangible form, that is disclosed by such Party under this Agreement or is observed at such Party’s facilities during the Term of this Agreement.

1.3.

“Contract Services” means the use of a Licensed Instrument together with Licensed Products to perform digital PCR assays (“dPCR assays”) on a fee-for-service basis for Third Parties, said dPCR assays or use of a Licensed Instrument to perform dPCR assays being covered by at least one Valid Claim of a Licensed Patent.

1.4.	“Field of Use” means the use of Licensed Products to perform Contract Services for oncology testing.

1.5.	“Licensed Instrument” means the Bio-Rad QX100 Droplet Digital PCR System and the QX200 Droplet Digital PCR System and any other droplet digital PCR instrument or system commercialized by Bio-Rad.

1.6.	“Licensed Patents” means the patents listed in Exhibit A.

1.7.

“Licensed Products” means reagents, enzymes, buffers, oils, cartridges, gaskets, and other consumables manufactured by or for Bio-Rad and supplied by Bio-Rad to Biodesix under the Supply Agreement for use in performing Contract Services in accordance with the terms and conditions of this Agreement and the Supply Agreement.

1.8.

“Net Services Fees” means the US$ equivalent of the gross amount invoiced by Biodesix to Third Parties for the performance of Contract Services, less taxes and discounts allowed and taken, in amounts customary in the trade.

1.9.

“Regulatory Approval” means, with respect to the Territory, all approvals, licenses, registrations, or authorizations by an applicable Regulatory Authority necessary to perform the Contract Services in the Field of Use in the Territory.

1.10.

“Regulatory Authority” means any regulatory authority or governmental entity having the responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labeling, marketing, and sale of diagnostic products and medical devices in the Territory.

1.11.	“Territory” means the United States, and its territories.

1.12.	“Third Party” means a person or entity that is not a Party to this Agreement or an Affiliate of a Party to this Agreement as of the Effective Date.

1.13.

“Valid Claim” means an unexpired claim of a Licensed Patent which has not been held invalid or unenforceable by a U.S. Court or administrative body and from which no appeal is available or has been taken.

1.14.	“Year” and “Quarter” shall mean calendar year and calendar quarter.

ARTICLE 2

GRANT AND LIMITATION OF RIGHTS

2.1.

Subject to the terms and conditions of this Agreement, Bio-Rad grants to Biodesix, and Biodesix hereby accepts from Bio-Rad, a non-exclusive license under the Licensed Patents, without the right to grant sublicenses, to use the Licensed Products to make and use dPCR assays and to use Licensed Instruments and Licensed Products to perform Contract Services and to sell Contract Services in the Field of Use and in the Territory. For the avoidance of doubt, the license granted to Biodesix under this Section to perform Contract Services is limited to the use of a Licensed Instrument to perform Contract Services.

2.2.

Biodesix acknowledges and hereby agrees that Bio-Rad, on behalf of itself and its Affiliates, reserves all rights in the Field of Use and in the Territory to (i) make, have made, use, offer for sale, sell, have sold and import Licensed Instruments and Licensed Products; and (ii) use Licensed Instruments and Licensed Products to perform Contract Services or services that are similar to and/or compete with the Contract Services; and (iii) grant licenses or transfer technology to any Third Party as Bio-Rad may determine in its sole discretion.

2.3.	No right or license is granted to Biodesix, either expressly or by implication for any purpose other than as set forth under paragraph 2.1.

2.4.

For the sake of clarity, no right or license is granted to Biodesix under this Agreement to make, have made, or sell, directly or indirectly, any Licensed Product either individually or together with other products or Licensed Products or any kit containing a Licensed Product.

ARTICLE 3

SUPPLY AGREEMENT

3.1.	Biodesix shall purchase its entire requirements of Licensed Instruments and Licensed Products for use in performing the Contract Services under this Agreement only from Bio-Rad.

3.2.

Biodesix shall enter into a Supply Agreement with Bio-Rad pursuant to which Bio-Rad will supply Licensed Products to Biodesix, the Supply Agreement having an effective date the same as the Effective Date of this Agreement.

3.3.

The purchase price for each of the Licensed Products for use in performing the Contract Services shall be the prices set forth in the Supply Agreement, or such other prices as may be agreed to separately in writing by Biodesix and Bio-Rad.

ARTICLE 4

FEES, ROYALTIES, AND PAYMENTS

4.1.	In further consideration of the rights granted under this Agreement, Biodesix will pay Bio-Rad a royalty of [***] of Net Service Fees.

4.2.

Royalties shall be payable in United States dollars, with amounts based on the New York rate of exchange for the currency of such transactions as quoted in the Wall Street Journal for the last business day of each Quarter for all Net Service Fees received by Biodesix in currencies other than United States dollars.

4.3.	Unless otherwise mutually agreed in writing, all payments shall be by one of the following methods:

a.	Wire transfer in U.S. dollars payable to Bio-Rad through

Bank Name: [***]

Account Name: [***]

Account Number: [***]

Routing number: [***]

Swift Code: [***]

or

b.	Check in U.S. dollars, payable to Bio-Rad Laboratories, Inc., drawn on a U.S. bank.

4.4.	The written report required pursuant to paragraph 0 shall be sent to:

Bio-Rad Laboratories, Inc.

Attn.: Josh Shinoff, PhD

Vice President, Business Development

Life Sciences Group & Digital Biology Group

Bio-Rad Laboratories, Inc.

5731 West Las Positas Blvd

Pleasanton, CA 94588

Office [***]

Cell [***]

[***]

ARTICLE 5

REPORTS, RECORDS, AND AUDITS

5.1.

Within thirty (30) days following the end of each calendar Quarter during the Term of this Agreement Biodesix shall send to Bio-Rad a written report substantially in the form attached in Exhibit B, including the following: Net Service Fees during such calendar Quarter, even if there are no Net Service Fees to report for that Quarter; (iv) a calculation of the royalties due to Bio-Rad under this Agreement.

5.2.

Biodesix shall keep complete and correct books of account containing records of all Contract Services performed and other data in sufficient detail to demonstrate compliance with the terms of this Agreement. Upon Bio-Rad’s request and reasonable notice, Biodesix agrees to permit an independent certified public accountant selected by Bio-Rad and reasonably acceptable to Biodesix, to have sufficient access for inspection of those books of account during business hours for a one (1) day audit period to verify compliance with the terms of this Agreement, which inspection shall be made no more often than once in any twelve (12) month period Such independent certified public accountant shall have no financial interest in the outcome of such audit, and shall attest to this fact, in writing, to Biodesix in advance of the commencement of any such audit. Bio-Rad agrees that all sales and other accounting information made available or disclosed to the independent certified public accountant under this section shall be treated as Biodesix’s Confidential Information. The costs and expenses related to such inspection shall be borne by Bio-Rad unless the inspection indicates that Biodesix has reported and paid less than [***] of the full amount of royalties due and owing to Bio-Rad in any Year for any period covered by such inspection, in which case the costs and expenses shall be borne by Biodesix. If as a result of the inspection, the independent certified public accountant concludes that Biodesix owes additional royalties or other payments under this Agreement, Biodesix shall pay such amounts within thirty (30) days of its receipt of written notice from Bio-Rad. If as a result of the inspection, the independent certified public accountant concludes that Biodesix has overpaid royalties or other payments under this Agreement, Biodesix may offset the overage against future payments due under this Agreement.

ARTICLE 6

MANUFACTURING AND QUALITY CONTROL; REGULATORY

6.1.

Biodesix shall perform the Contract Services using commercially reasonable standards of care and quality and no less standards of care and quality than Biodesix uses in the performance of similar services. Biodesix shall comply with all legal and other regulatory requirements relating to the use of the Licensed Products in the Field of Use in the Territory. Bio-Rad shall have the right to visit and inspect the facilities of Biodesix upon reasonable notice and during normal business hours and no more than once per year unless a finding is made about a visit or inspection that requires follow-up or correction.

6.2.

Biodesix shall have the sole right and responsibility, at its expense, for preparing, filing, pursuing, and maintaining all regulatory filings, including, without limitation, labeling required to be filed with Regulatory Authorities, to obtain approval for provision of the Contract Services, and for seeking Regulatory Approvals with respect to such Contract Services in the Territory. All such Regulatory Approvals and applications thereof shall be owned by Biodesix. In addition, Biodesix shall have sole control over all communications with Regulatory Authorities, including, without limitation, filings with Regulatory Authorities, with regard to the Contract Services. Biodesix shall provide Bio-Rad promptly with a copy of all Regulatory Approvals of the Contract Services. Bio-Rad will provide reasonable assistance to Biodesix in support of its application for regulatory approval of the Contract Services in the form of supplying documentation relating to the Licensed Product(s) to Biodesix or the applicable Regulatory Authorities, at Bio-Rad’s sole discretion.

6.3.	Biodesix shall be responsible for all customer service to all Third Parties receiving the Contract Services.

ARTICLE 7

PROPRIETARY RIGHTS

7.1.

Each Party owns and retains all right, title, and interest in and to such Party’s intellectual property rights (“IP”) and Confidential Information. Except as expressly set forth in this Agreement, neither Party grants to the other any license to its IP. “IP” means any and all intellectual property of any nature owned or controlled by a Party or its Affiliates prior to the Effective Date, or intellectual property that arises during the Term of this Agreement and is owned or controlled by such Party or its Affiliates after the Effective Date.

7.2.	Use by Biodesix of Bio-Rad’s trademarks, tradename, and logo (“Marks”) are governed by Sections 10.3-10.7 of the Agreement.

7.3.

Biodesix shall not change or modify in any way any Bio-Rad Mark which is used by Bio-Rad on the Licensed Product(s) or in any product inserts, advertisements and sales literature when referring to the Licensed Product(s). Bio-Rad’s Marks shall be properly used and Biodesix shall acknowledge Bio-Rad’s ownership of the Bio-Rad Marks when so used. Biodesix shall not use any Bio-Rad Mark as part of the name under which Biodesix conducts its business, or any connected business, or under which it markets or sells Contract Services or in any way which is harmful or derogatory to Bio-Rad. Upon termination of this Agreement for any reason, Biodesix will immediately stop using all or any part of any Bio-Rad Marks.

7.4.

Biodesix shall not advertise, promote, or sanction any use of the Licensed Products other than for use in the Field of Use. Biodesix shall institute reasonable procedures to discourage and/or report unauthorized use of the Licensed Products.

7.5.

Biodesix shall not register, nor attempt to register, nor aid any Third Party in the registration of any Bio-Rad Marks. Except as expressly granted under this Agreement, no right or license is granted to Biodesix to use Bio-Rad’s Marks.

7.6.

Biodesix understands and agrees that use of Bio-Rad’s Marks in connection with the Licensed Products shall not create any right, title, or interest, in or to the trademarks, and that all uses and goodwill associated with Bio-Rad’s Marks will inure to the benefit of Bio-Rad.

7.7.

Prosecution of a Third Party for the infringing use of Bio-Rad’s Marks, copyrights or patents may be undertaken by Bio-Rad at its option. Biodesix shall provide information reasonably requested by Bio-Rad in connection with such matters.

ARTICLE 8

CONFIDENTIALITY

8.1.

Each Party agrees to maintain Confidential Information received from the other Party with the same degree of care it uses to protect its own Confidential Information, and each Party represents that it exercises reasonable care to protect its own Confidential Information. Each Party agrees not to use the Confidential Information of the other Party for any purpose other than performing its obligations under this Agreement.

8.2.

Biodesix agrees to maintain in confidence and not to disclose to any Third Party, either during or for [***] years subsequent to the term of this Agreement, any Confidential Information with respect to the product formulations, chemical names or structures, manufacturing procedures, pricing, marketing, patenting, or other aspects of Licensed Products, and the manner in which Bio-Rad conducts its business.

8.3.	Information received by one Party from the other Party will be deemed not to be Confidential Information of the disclosing Party to the extent, and only to the extent, that it:

a)	is now or hereafter becomes generally known or available to the public without the receiving Party’s breach of any obligation owed to the disclosing Party; or

b)

is independently developed by the receiving Party and can be so documented, or was acquired by the receiving Party before receiving such information from the disclosing Party under this Agreement, without restriction as to use or disclosure and can be so documented; or

c)

is hereafter rightfully furnished to the receiving Party under this Agreement by a Third Party without any breach of an obligation of confidentiality to the disclosing Party and without restriction on use or disclosure; or

d)	is disclosed by the receiving Party with the prior written consent of the disclosing Party.

8.4.

Notwithstanding paragraph 0, any specific combination of individual aspects of information will not be deemed known prior to disclosure merely because the individual aspects of information were previously known; and uses of certain materials will not be deemed known merely because the materials themselves were previously known.

8.5.

A receiving Party may disclose Confidential Information if required to do so by applicable law, an administrative or court order, or governmental regulation; provided that the receiving Party promptly notify the disclosing Party when it learns that disclosure may be required, and the receiving Party shall take reasonable action to avoid the disclosure or limit its scope. Any information disclosed pursuant to this paragraph 0 will remain the Confidential Information of the disclosing Party and subject to this Agreement.

8.6.

Either Party may, without the prior written consent of the other, disclose the terms of this Agreement to Third Parties under substantially the same terms as paragraphs 0 through 0 of this Agreement solely for the purpose of due diligence for a public offering, private placement, financing, acquisition or merger. Any information disclosed pursuant to this paragraph 0 will remain the Confidential Information of the disclosing Party and subject to this Agreement.

8.7.

The Parties will cooperate with each other regarding any media release or similar public announcement relating to this Agreement or its subject matter and will give the other Party an opportunity to review and approve the content of each such release or announcement prior to its release. Notwithstanding the above, Biodesix shall not issue any such media release or public announcement with respect to this Agreement without Bio-Rad’s review and prior written consent.

8.8.	No Confidential Information of either Party shall be published by the receiving Party without written permission from the other.

ARTICLE 9

WARRANTIES

9.1.

Each Party represents and warrants to the other that (a) it is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) it has the legal power and authority to execute, deliver and perform this Agreement; (c) the execution, delivery and performance by it of this Agreement has been duly authorized by all necessary corporate action; (d) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (e) the execution, delivery and performance of this Agreement will not cause or result in a violation of any law or of such Party’s charter documents.

9.2.

Biodesix represents and warrants that it is solely responsible for obtaining all intellectual property rights, including but not limited to all assay-specific licenses, required to permit Biodesix to exercise the rights granted to it under this Agreement; and to the best of Bio-Rad’s knowledge the Licensed IP is valid.

9.3.	Bio-Rad warrants that all Licensed Products delivered under this Agreement will substantially conform at the time of shipment to the specifications set forth in the product insert.

9.4.	EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, BIO-RAD MAKES NO ADDITIONAL WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER. IN PARTICULAR, AND ANY

AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. BIODESIX SHALL NOT HAVE THE RIGHT TO MAKE OR PASS ON, AND SHALL TAKE ALL MEASURES NECESSARY TO ENSURE THAT NEITHER IT NOR ANY OF ITS AGENTS, EMPLOYEES, AFFILIATES OR DISTRIBUTORS, OR AGENTS OR EMPLOYEES THEREOF MAKE OR PASS ON, ANY SUCH WARRANTY OR REPRESENTATION ON BEHALF OF BIO-RAD TO ANY CUSTOMER OF BIODESIX CONTRACT SERVICES, OR ANY OTHER THIRD PARTY.

ARTICLE 10

LIMITATION OF LIABILITES

10.1.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, BIO-RAD SHALL NOT UNDER ANY CIRCUMSTANCES, BE LIABLE TO BIODESIX FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES OF ANY KIND, ARISING OUT OF OR RELATED TO BIODESIX’S EXERCISE OF THE RIGHTS GRANTED TO IT UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOSS OF BUSINESS, EVEN IF BIO-RAD IS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

10.2.

EXCEPT FOR CLAIMS ARISING FROM SECTIONS 8 AND 11.3, BIO-RAD’S TOTAL LIABILITY OF ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREMENT, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY CLAIMS HEREUNDER, REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR ANY OTHER LEGAL THEORY, SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY BIODESIX TO BIO-RAD HEREUNDER (DETERMINED AS OF THE DATE OF ANY FINAL JUDGMENT IN SUCH ACTION).

10.3.

IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES, IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.

10.4.

Biodesix understands that, although no specific hazards have been identified in connection with the use of the Product(s), the Product(s) should be used with the same protective measures and degree of caution used with any chemical compound whose hazardous nature is unknown.

ARTICLE 11

INDEMNIFICATION

11.1.	Subject to Section 11.2, Biodesix agrees to indemnify, defend and hold harmless Bio-Rad and its directors, officers, employees, and agents, from and against any and all Third Party liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees and other costs of litigation), losses or causes of action (each, “Liability”) arising out of or relating in any way to its possession, use (either for its internal use or use in connection with performing Contract Services) by or on behalf of Biodesix, or its Affiliates, whether based on breach of warranty, negligence, product liability or otherwise. Bio-Rad agrees to indemnify, defend and hold harmless Biodesix and its directors, officers, employees, and agents, from and against any and all Third Party liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees and other costs of litigation), losses or causes of action (each, “Liability”) resulting from Bio-Rad’s negligence or misconduct.

11.2.

Biodesix shall indemnify, defend and hold harmless Bio-Rad and its directors, officers, employees, and agents, from and against any and all Liabilities to the extent arising from any alleged or actual infringement of a Third Party’s patent, copyright or other proprietary rights (“Claim”) arising from Biodesix’s exercise of the rights granted to it under this Agreement, including the performance of the Contract Services. Notwithstanding the foregoing, Biodesix will not be obligated to indemnify or defend Bio-Rad or be liable for any Liabilities to the extent the alleged infringement arises solely from the Licensed Products as supplied by Bio-Rad to Biodesix under the Supply Agreement and excluding any use of the Licensed Products by Biodesix in combination with any other materials, including any reagents not supplied by Bio-Rad, or other technology.

11.3.

Bio-Rad shall indemnify, defend and hold harmless Biodesix and its directors, officers, employees, and agents, from and against any and all Liabilities to the extent arising from any Claim arising from Biodesix’s use of a Licensed Instrument to perform Contract Services pursuant to and in accordance with the terms and conditions of this Agreement, except to the extent that such Claim arises from (i) Biodesix’s use of third-party materials or processes in the performance of dPCR assays, (ii) Biodesix’s performance of dPCR assays using a protocol other than Bio-Rad’s published protocols for such assays; or (iii) biomarkers which are targeted by a dPCR assay.

ARTICLE 12

TERM AND TERMINATION

12.1.

The initial term of this Agreement shall be from the Effective Date of this Agreement until five (5) years from the Effective Date. At the end of the Initial Period, this Agreement shall terminate, unless both Parties agree to renew this Agreement prior to the end of initial term. The initial term and any extension period are referred to collectively as the “Term”.

12.2.

In the event that Biodesix does not purchase any Licensed Product(s) pursuant to the terms of the Supply Agreement for a consecutive [***] month period, or in the event of any other material breach of the Supply Agreement by Biodesix, Bio-Rad may, at its election, terminate this Agreement upon [***] days prior written notification to Biodesix according to paragraph 14.1. Any failure to terminate hereunder shall not be considered as a waiver by Bio-Rad of its right to terminate for any future default or breach.

12.3.

If either Party defaults on or breaches any material term of this Agreement, the aggrieved Party may give written notice of the alleged default or breach to the other Party. If such default or breach is not remedied or resolved during the dispute resolution period as set forth in Article 14, the aggrieved Party may, at its election, terminate this Agreement immediately upon written notice. Any failure to terminate hereunder shall not be considered as a waiver by the aggrieved Party of its right to terminate for any future default or breach.

12.4.

If either Party becomes insolvent or makes an assignment for the benefit of creditors, or if proceedings for voluntary bankruptcy are instituted on behalf of either Party, or if either Party is declared bankrupt or insolvent, the other Party may, at its election, terminate this Agreement immediately by giving written notice of termination to the bankrupt or insolvent Party.

12.5.

Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the benefit of the other Party or which is attributable to a period prior to such termination nor preclude any Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

12.6.

Upon any termination of the Agreement, Bio-Rad and Biodesix shall promptly return to the disclosing Party, at its request, all Confidential Information of the disclosing Party, or verification by an authorized signatory of the receiving Party that all such Confidential Information was destroyed. However, one copy may be retained in the receiving Party’s legal files.

12.7.	Articles 1, 9, 10, 11, 12, and 13, paragraphs 12.50 and 15.6, and this paragraph shall survive the expiration or termination of this Agreement for any reasons.

ARTICLE 13

NOTICE

13.1.	Any notices required or permitted to be given under this Agreement shall be:

a.	sent by e-mail, and

b.	confirmed by a letter delivered to the other Party by a reputable international express courier service (for example: DHL, Federal Express or similar organizations), properly addressed to the Party to receive the same at the address indicated below, or to such other address as either Party may designate by proper, written notice to the other:

If to Bio-Rad:	Digital Biology Group
Bio-Rad Laboratories, Inc.
5731 West Las Positas Blvd.
Pleasanton, CA, USA 94588
Attn: [***]
Email: [***]

With a copy to:	Office of the General Counsel
Bio-Rad Laboratories, Inc.
1000 Alfred Nobel Drive
Hercules, CA, USA 94547

If to BIODESIX:	Biodesix, Inc.
2970 Wilderness Place,
Suite 100 Boulder,
CO 80301, USA
Attn: Legal Affairs
Email: LegalAffairs@Biodesix.com

Notices shall be deemed to have been given upon receipt of the email or upon confirmation of the delivery of the letter, whichever is evidenced to be the earlier.

13.2.	Any Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Article.

ARTICLE 14

DISPUTE RESOLUTION

14.1.

In the event either Party claims breach of this Agreement, the Parties shall consult with each other in good faith on the most effective means to cure the breach and to achieve any necessary restitution of its consequences. This consultation shall be undertaken within a period of [***] days following the receipt of a written request to consult, and the consultation period shall not exceed [***] days. During the consultation period, neither litigation nor arbitration may be pursued until attempts at consultative dispute resolution in accordance with this Section 14.1 have been exhausted.

ARTICLE 15

MISCELLANEOUS

15.1.

Benefit and Assignment. Neither this Agreement nor any rights or benefits hereunder shall be assignable or transferable by Biodesix or its Affiliates without the prior written consent of Bio-Rad, except for an assignment resulting from an acquisition or sale of substantially all of Biodesix’s assets relating to this Agreement. Any assignment by Biodesix not in accordance with this paragraph shall be void. Bio-Rad may assign this Agreement without prior written consent of Biodesix.

15.2.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

15.3.

Governing Law and Venue. This Agreement and all matters connected with the performance thereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law provisions.

15.4.

Prior Agreements. This Agreement together with the Exhibits hereto, sets forth the entire understanding between the Parties with respect to the matters dealt with herein and supersedes any and all prior Agreements, written or oral, previously entered into by the Parties covering the matters dealt with herein. No modification of any of the provisions contained herein may be made except in writing, in each instance signed by and on behalf of the Party against which enforcement shall be sought hereof. It is expressly understood and agreed that no employee, agent or other representative of the Parties has any authority to bind the Parties with respect to any statement, representation, warranty or other expression unless the same is specifically set forth in this Agreement.

15.5.

Interpretation. It is understood and agreed to that no usage of trade or other regular practice or method of dealing between the Parties hereto shall be used to modify, interpret, supplement or alter in any manner the terms of this Agreement. Acceptance or acquiescence in a course of performance under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or acquiescing Party had knowledge of the nature of the performance and opportunity for objection.

15.6.

Severability. The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination thereof of this Agreement is in violation of any law or is found to be otherwise unenforceable by a court or competent administrative body from which there is no appeal, or no appeal is taken, such sentence, paragraph, clause, or combination thereof shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the commercial or economic terms of this Agreement. The Parties shall negotiate in good faith to substitute for any such invalid or unenforceable provision, a valid and enforceable provision that achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.

15.7.

Waivers and Amendments. No change, modification, extension, or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

15.8.

Waiver. No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and any such waiver shall be limited solely to the one event.

15.9.

Force Majeure. Any failure or delay in performance (other than to pay money when due), by either Party to this Agreement, caused by an event beyond the reasonable control of either Party shall not be deemed a breach of this Agreement, such causes including, but not limited to: acts of God or the public enemy; war; riots; insurrections and other hostilities; fires; explosions; floods; acts of governments or government agencies; unavailability of transportation or raw materials; and strikes or other labor disturbances. On occurrence of any such event, the Party whose performance is affected shall promptly give written notice to the other of the occurrence and its best estimate of the extent to which and length of time the Party’s performance may be prevented, interfered with or delayed. The Term of this Agreement shall then be suspended for a period of time equal to the total period of delay in performance. If the period of suspension of this Agreement shall last for a period of three (3) months, the Party not affected by such event shall be entitled to terminate this Agreement by providing at least one (1) month notice.

15.10.

Export Compliance. The Parties agree that each shall not knowingly export or re-export, directly or indirectly, any information, technical data, samples, materials, or equipment received or generated hereunder in violation of any applicable United States government regulations, including but not limited to Part 779 of the United States Department of Commerce Export Control Regulations.

15.11.

Independent Contractors. Nothing in this Agreement is intended nor is to be construed as to constitute the Parties as partners, joint venturers, or of principal and agent with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement, or undertaking with any Third Party.

15.12.	Payments. All dollar ($) amounts stated in this Agreement shall be in the currency of the United States of America.

15.13.	Headings. The Article and paragraph headings contained herein are for the purposes of convenience of reference only and are not intended to define or limit the contents of said Articles or paragraphs.

15.14.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The undersigned represent and warrant that they are duly authorized to execute this Agreement and thereby bind their respective Party and that all required approvals have been obtained.

15.15.	Exhibit Incorporation. All Exhibits cited herein are incorporated by reference and made a part of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, which Agreement shall be binding on the Parties as of the Effective Date.

Bio-Rad Laboratories, Inc.		Biodesix, Inc.

By:	/s/ Josh Shinoff	By:	/s/ Robin Harper Cowie
Name:	Josh Shinoff	Name:	Robin Harper Cowie
Title:	Vice President, Business Development, LSG & DBG	Title:	CFO

EXHIBIT B

Form of Royalty Report

Date (Date Range) of Contract Services provided	Description/Type of Contract Services Performed	Net Services Fees	Royalty Due to Bio- Rad